Exhibit 99.2

Wisconsin Power and Light Company An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
P.O. Box 77007
Madison, WI 53707-1007 www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact: Rob Crain (608) 458-4469
Investor Relations: Jamie Freeman (608) 458-3274

Wisconsin Power and Light Company Announces Pricing of Debt Offering

Debentures will be due in 2038

Madison, Wisconsin – October 1, 2008 – Wisconsin Power and Light Company (WPL), an Alliant Energy company (NYSE: LNT), has priced a public offering of $250,000,000 aggregate principal amount of debentures. The debentures have an interest rate of 7.60% and will be due in 2038.

WPL intends to apply the approximately $243 million in net proceeds from this offering initially to repay short-term debt and invest in short-term assets and thereafter to fund capital expenditures, including new generating facilities, environmental projects, advanced metering infrastructure and other utility capital projects, and for general working capital purposes.

The offering was marketed through a group of underwriters, including Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint book-running managers and BNY Mellon Capital Markets, LLC, Greenwich Capital Markets, Inc. and Lazard Capital Markets LLC as co-managers.

The offering is being made only by means of a prospectus, a copy of which may be obtained from the offices of Barclays Capital Inc., 200 Park Avenue, New York, New York 10166; Citigroup Global Markets Inc., 388/390 Greenwich Street, New York, New York 10013; or J.P. Morgan Securities Inc., 270 Park Avenue, New York, New York 10017. An electronic copy of the prospectus will be available from the Securities and Exchange Commission’s website at www.sec.gov.

Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and over 400,000 natural gas customers. Providing its customers in the Midwest with regulated electric and natural gas service is the company’s primary focus. Wisconsin Power and Light, the company’s Wisconsin utility subsidiary, serves approximately 450,000 electric and 175,000 natural gas customers. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company’s Web site at www.alliantenergy.com.

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